FOR IMMEDIATE RELEASE
For: Cathay General Bancorp	Contact: Heng W. Chen
777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES EARNINGS OF $27.3 MILLION, OR $0.55 PER SHARE, IN FIRST QUARTER 2008

Los Angeles, Calif., April 17: Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the first quarter of 2008.

STRONG FINANCIAL PERFORMANCE

	First Quarter 2008	First Quarter 2007

Net income	$27.3 million	$30.0 million
Basic earnings per share	$0.55	$0.58
Diluted earnings per share	$0.55	$0.57
Return on average assets	1.07%	1.45%
Return on average stockholders’ equity	10.99%	12.87%
Efficiency ratio	39.11%	38.44%

FIRST QUARTER HIGHLIGHTS

•	First quarter earnings decreased $2.7 million, or 8.9%, compared to the same quarter a year ago.
•	Fully diluted earnings per share was $0.55, decreasing 3.5% compared to the same quarter a year ago.
•	Return on average assets was 1.07% for the quarter ended March 31, 2008, compared to 1.23% for the quarter ended December 31, 2007 and compared to 1.45% for the same quarter a year ago.
•
Return on average stockholders’ equity was 10.99% for the quarter ended March 31, 2008, compared to 12.70% for the quarter ended December 31, 2007, and compared to 12.87% for the same quarter a year ago.

•	Gross loans increased by $235.2 million, or 3.5%, for the quarter to $6.9 billion at March 31, 2008, from $6.7 billion at December 31, 2007.
•	Non-accrual loans decreased from $58.3 million at December 31, 2007 to $48.6 million at March 31, 2008.

“We are pleased to report solid earnings for the first quarter of 2008 despite a challenging economic environment. We continue to build our reserve for loan losses and capital in light of the slowdown in the economy,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“We continue to manage the cost of deposits as short term interest rates dropped sharply during the quarter and expect an improvement in the net interest margin upon the renewal of our certificates of deposits,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

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“As we have demonstrated through many recessions before, by remaining vigilant on credit quality and attending to improving pricing for new loans, we are optimistic that we shall emerge from this slowdown better positioned in our marketplace,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased to $75.2 million during the first quarter of 2008, $2.4 million, or 3.4%, higher than the $72.8 million during the same quarter a year ago. The increase was due primarily to the strong growth in loans and investment securities offset by the impact of the decline in the net interest margin.

The net interest margin, on a fully taxable-equivalent basis, was 3.16% for the first quarter of 2008. The net interest margin decreased 27 basis points from 3.43% in the fourth quarter of 2007 and decreased 67 basis points from 3.83% in the first quarter of 2007. The decrease in the net interest margin from prior quarters was primarily as a result of the lag in the downward repricing of certificates of deposit.

For the first quarter of 2008, the yield on average interest-earning assets was 6.46% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 3.80%. In comparison, for the first quarter of 2007, the yield on average interest-earning assets was 7.44% and cost of funds on average interest-bearing liabilities equaled 4.27%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased to 2.66% for the quarter ended March 31, 2008, from 3.17% for the same quarter a year ago primarily due to the reasons discussed above.

Provision for credit losses

The provision for credit losses was $7.5 million for the first quarter of 2008 compared to $1.0 million for the first quarter of 2007 and to $5.7 million for the fourth quarter of 2007. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2008. The provision for credit losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The following table summarizes the charge-offs and recoveries for the quarters as indicated:

	For the three months ended March 31,
(Dollars in thousands)	2008	2007

Charge-offs:
Commercial loans	$251	$3,029
Construction loans	4,130	190
Real estate loans	514	62
Total charge-offs	4,895	3,281
Recoveries:
Commercial loans	187	2,471
Installment and other loans	4	6
Total recoveries	191	2,477
Net Charge-offs	$4,704	$804

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Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $6.5 million for the first quarter of 2008, an increase of $640,000, or 10.9%, compared to the non-interest income of $5.9 million for the first quarter of 2007.

Letters of credit commissions increased $148,000, or 11.5%, to $1.4 million in the first quarter of 2008 from $1.3 million in the same quarter of 2007 due primarily to increases in acceptance commissions.

Other operating income increased $757,000, or 24.8%, to $3.8 million in the first quarter of 2008 from $3.1 million in the same quarter a year ago primarily due to increases in commissions from foreign currency and exchange transactions of $803,000 and increases in venture capital income of $603,000 offset by decreases in other fees on loans of $453,000 and by decreases in commissions from official checks sales of $101,000. For the first quarter of 2008, the Company recorded no securities gains compared to net securities gains of $191,000 for the first quarter of 2007.

Non-interest expense

Non-interest expense increased $1.7 million, or 5.7%, to $32.0 million in the first quarter of 2008 compared to $30.2 million in the same quarter a year ago. The efficiency ratio was 39.11% for the first quarter of 2008 compared to 38.44% in the year ago quarter and 38.62% for the fourth quarter of 2007.

The increase of non-interest expense from the first quarter a year ago to the first quarter of 2008 was primarily due to a combination of the following:

•
Salaries and employee benefits increased $882,000, or 5.2%, from $17.0 million in the first quarter of 2007 to $17.9 million in the first quarter of 2008 due primarily to increases in salaries and payroll taxes of $1.4 million and employee insurance benefits of $306,000 due to the hiring of additional staff and the opening of new branches. Partially offsetting these increases were a $308,000 decrease in bonus expenses, a $204,000 decrease in stock based compensation, and a $152,000 increase in deferred loan costs.

•	Occupancy expenses increased $515,000, or 18.6%, primarily due to decreases in rental income of $286,000 and increases in rental expenses of $107,000.

•	Professional service expenses increased $657,000, or 38.0%, primarily due to increases in appraisal expenses of $201,000, in delivery expense of $165,000, and in collection expenses of $135,000.

•	Marketing expenses increased $116,000, or 12.9%, due to higher media expenses and donations.

Offsetting the above overall increases was a $261,000 decrease in other real estate owned expenses, a $119,000 decrease in operation expenses of affordable housing investments, and a $101,000 decrease in other operating expenses. In the first quarter of 2008, the Company recorded an $871,000 reduction in operations of affordable housing investments as a result of a cash distribution compared to a $500,000 reduction in the year ago quarter.

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Income taxes

The effective tax rate was 35.4% for the first quarter of 2008, compared to 36.8% for the same quarter a year ago and 36.2% for the full year 2007. The lower effective tax rate for the first quarter of 2008 was due to increases in low income housing tax credits, an increased percentage of taxable income apportioned to lower tax rate jurisdictions, and a lower taxable income in 2008.

BALANCE SHEET REVIEW

Total assets increased by $40.4 million, or 0.4%, to $10.44 billion at March 31, 2008, from year-end 2007 of $10.40 billion. The increase in total assets was represented primarily by increases in available- for-sale securities of $103.9 million, or 4.4%, and increases in loans of $235.2 million, or 3.5% offset by decreases of $211.1 million in reverse repurchase agreements.

The growth of gross loans to $6.9 billion as of March 31, 2008, from $6.7 billion as of December 31, 2007, represents an increase of $235.2 million, or 3.5%, primarily due to increases in commercial mortgage loans and commercial loans.

The changes in the loan composition from December 31, 2007, are presented below:

Type of Loans:	March 31, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Commercial	$1,489,524	$1,435,861	4
Residential mortgage	571,609	555,703	3
Commercial mortgage	3,890,492	3,762,689	3
Equity lines	119,438	108,004	11
Real estate construction	831,126	799,230	4
Installment	12,432	15,099	(18)
Other	4,228	7,059	(40)
Gross loans and leases	$6,918,849	$6,683,645	4

Allowance for loan losses	(67,428)	(64,983)	4
Unamortized deferred loan fees	(10,020)	(10,583)	(5)

Total loans and leases, net	$6,841,401	$6,608,079	4

At March 31, 2008, total deposits were $6.29 billion, an increase of $10.1 million, or 0.2%, from $6.28 billion at December 31, 2007. In the first quarter of 2008, time deposits of $100,000 or more increased $119.6 million, or 4.1%, offset primarily by a decrease of $109.3 million in brokered deposits. The changes in the deposit composition from December 31, 2007, are presented below:

Deposits	March 31, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$768,419	$785,364	(2)
NOW	254,198	231,583	10
Money market	712,503	681,783	5
Savings	332,182	331,316	0
Time deposits under $100,000	1,164,561	1,311,251	(11)
Time deposits of $100,000 or more	3,056,641	2,937,070	4
Total deposits	$6,288,504	$6,278,367	0

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At March 31, 2008, brokered deposits decreased to $523.3 million, a $109.3 million decrease from $632.6 million at December 31, 2007.

Securities sold under agreement to repurchase increased $189.1 million from $1.4 billion at December 31, 2007, to $1.6 billion at March 31, 2008, offset by a $185.9 million decrease in advances from Federal Home Loan Bank. Advances from the Federal Home Loan Bank decreased to $1.2 billion at March 31, 2008, compared to $1.4 billion at December 31, 2007.

ASSET QUALITY REVIEW

During the first quarter of 2008, $8.6 million of loans were placed on non-accrual status. The new non-accruals included a $2.1 million loan secured by an office building in San Jose, California, a $1.9 million construction loan in Texas, a $1.5 million commercial land loan in Seattle, Washington, a $1.0 million loan secured by a commercial real estate in Southern California, $1.5 million commercial loans and $0.6 million residential mortgage loans. During the first quarter, charge-offs of non-accrual loans totaled $4.5 million comprised of $2.0 million for a construction loan in the Central Valley, $1.6 million for a construction loan in the San Fernando Valley, $0.5 million for a construction loan in Texas, and $0.4 million for a construction loan in Palmdale, California. At March 31, 2008, total residential construction loans were $367.1 million of which $26.6 million were in San Bernardino and Riverside counties in California.

At March 31, 2008, total non-accrual loans of $48.6 million were comprised of eight construction loans totaling $21.0 million, twenty commercial real estate loans totaling $21.3 million, thirteen commercial loans totaling $4.4 million and nine residential mortgage loans totaling $1.9 million. The $21.3 million of non-accrual commercial real estate loans were comprised of $6.9 million of land loans, a $4.4 million loan and a $2.1 million of loan secured by office buildings in the San Jose, California area, $3.1 million in loans secured by multi-family residences, a $2.2 million loan secured by a motel in Texas, and $2.6 million in loans secured by industrial buildings, a retail store and a restaurant.

At March 31, 2008, other real estate owned is comprised of six properties, mainly a $9.2 million apartment building in Texas, a $6.8 million shopping center in Texas, a $0.4 million retail building in New York State, and a $0.3 million residential condominium unit in Southern California. Included in troubled debt restructured loans at March 31, 2008, is an $11.1 million condominium conversion construction loan for a project in San Diego County where the interest rate has been reduced to 6.0%.

Non-performing assets to gross loans and other real estate owned was 1.01% at March 31, 2008, compared to 1.25% at December 31, 2007. Total non-performing assets decreased $13.8 million, or 16.4%, to $69.9 million at March 31, 2008, compared with $83.7 million at December 31, 2007, primarily due to a $9.6 million decrease in non-accrual loans and a $4.7 million decrease in accruing loans past due 90 days or more offset by a $552,000 increase in OREO.

The allowance for loan losses were $67.4 million and the allowance for off-balance sheet unfunded credit commitments were $4.9 million at March 31, 2008, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio. The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $72.4 million at March 31, 2008, compared to $69.6 million at December 31, 2007. The allowance for credit losses represented 1.05% of period-end gross loans and 136% of non-performing loans at March 31, 2008. The comparable ratios were 1.04% of gross loans and 103% of non-performing loans at December 31, 2007. Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	March 31, 2008	December 31, 2007	% Change
Non-performing assets
Accruing loans past due 90 days or more	$4,609	$9,265	(50)
Non-accrual loans:
Construction	21,050	29,677	(29)
Commercial real estate	21,293	19,963	7
Commercial	4,416	6,664	(34)
Real estate mortgage	1,879	1,971	(5)
Total non-accrual loans:	$48,638	$58,275	(17)
Total non-performing loans	53,247	67,540	(21)
Other real estate owned	16,699	16,147	3
Total non-performing assets	$69,946	$83,687	(16)
Troubled debt restructurings	$12,591	$12,601	(0)

Allowance for loan losses	$67,428	$64,983	4
Allowance for off-balance sheet credit commitments	4,927	4,576	8
Allowance for credit losses	$72,355	$69,559	4

Total gross loans outstanding, at period-end	$6,918,849	$6,683,645	4

Allowance for loan losses to non-performing loans, at period-end	126.63%	96.21%
Allowance for loan losses to gross loans, at period-end	0.97%	0.97%

Allowance for credit losses to non-performing loans, at period-end	135.89%	102.99%
Allowance for credit losses to gross loans, at period-end	1.05%	1.04%

CAPITAL ADEQUACY REVIEW

At March 31, 2008, the Tier 1 risk-based capital ratio of 9.41%, total risk-based capital ratio of 10.88%, and Tier 1 leverage capital ratio of 7.83%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2007, the Company’s Tier 1 risk-based capital ratio was 9.09%, the total risk-based capital ratio was 10.52%, and Tier 1 leverage capital ratio was 7.83%.

No shares were purchased during the first quarter of 2008. At March 31, 2008, 622,500 shares remain under the Company’s November 2007 repurchase program.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com/.

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FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: deterioration in asset or credit quality; acquisitions of other banks, if any; fluctuations in interest rates; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in the availability of capital; legislative and regulatory developments; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2008	2007	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$75,190	$72,752	3
Provision for credit losses	7,500	1,000	650
Net interest income after provision for credit losses	67,690	71,752	(6)
Non-interest income	6,524	5,884	11
Non-interest expense	31,956	30,229	6
Income before income tax expense	42,258	47,407	(11)
Income tax expense	14,959	17,441	(14)
Net income	$27,299	$29,966	(9)

Net income per common share:
Basic	$0.55	$0.58	(5)
Diluted	$0.55	$0.57	(4)

Cash dividends paid per common share	$0.105	$0.090	17

SELECTED RATIOS
Return on average assets	1.07%	1.45%	(26)
Return on average stockholders’ equity	10.99%	12.87%	(15)
Efficiency ratio	39.11%	38.44%	2
Dividend payout ratio	18.98%	15.60%	22

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	6.46%	7.44%	(13)
Total interest-bearing liabilities	3.80%	4.27%	(11)
Net interest spread	2.66%	3.17%	(16)
Net interest margin	3.16%	3.83%	(17)

CAPITAL RATIOS	March 31, 2008	March 31, 2007	December 31, 2007
Tier 1 risk-based capital ratio	9.41%	9.40%	9.09%
Total risk-based capital ratio	10.88%	10.92%	10.52%
Tier 1 leverage capital ratio	7.83%	8.78%	7.83%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2008	December 31, 2007	% change

Assets
Cash and due from banks	$115,171	$118,437	(3)
Short-term investments	3,670	2,278	61
Securities purchased under agreements to resell	305,000	516,100	(41)
Long-term certificates of deposit	-	50,000	(100)
Securities available-for-sale (amortized cost of $2,438,702 in 2008 and
$2,348,606 in 2007)	2,451,549	2,347,665	4
Trading securities	93	5,225	(98)
Loans	6,918,849	6,683,645	4
Less: Allowance for loan losses	(67,428)	(64,983)	4
Unamortized deferred loan fees, net	(10,020)	(10,583)	(5)
Loans, net	6,841,401	6,608,079	4
Federal Home Loan Bank stock	66,473	65,720	1
Other real estate owned, net	16,699	16,147	3
Affordable housing investments, net	97,730	94,000	4
Premises and equipment, net	82,706	76,848	8
Customers’ liability on acceptances	31,191	53,148	(41)
Accrued interest receivable	42,197	53,032	(20)
Goodwill	319,285	319,873	(0)
Other intangible assets, net	34,324	36,097	(5)
Other assets	35,418	39,883	(11)

Total assets	$10,442,907	$10,402,532	0

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$768,419	$785,364	(2)
Interest-bearing deposits:
NOW deposits	254,198	231,583	10
Money market deposits	712,503	681,783	5
Savings deposits	332,182	331,316	0
Time deposits under $100,000	1,164,561	1,311,251	(11)
Time deposits of $100,000 or more	3,056,641	2,937,070	4
Total deposits	6,288,504	6,278,367	0

Federal funds purchased	37,000	41,000	(10)
Securities sold under agreements to repurchase	1,580,162	1,391,025	14
Advances from the Federal Home Loan Bank	1,189,287	1,375,180	(14)
Other borrowings from financial institutions	20,629	8,301	149
Other borrowings from affordable housing investments	19,654	19,642	0
Long-term debt	171,136	171,136	-
Acceptances outstanding	31,191	53,148	(41)
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	92,388	84,314	10
Total liabilities	9,438,451	9,430,613	0
Commitments and contingencies	-	-	-
Total stockholders’ equity	1,004,456	971,919	3
Total liabilities and stockholders’ equity	$10,442,907	$10,402,532	0

Book value per share	$20.34	$19.70	3
Number of common stock shares outstanding	49,382,350	49,336,187	0

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
	Three months ended March 31,
(Dollars in thousands, except per share data)	2008	2007

INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$117,025	$114,179
Securities available-for-sale - taxable	28,506	21,815
Securities available-for-sale - nontaxable	366	599
Federal Home Loan Bank stock	753	509
Agency preferred stock	716	164
Federal funds sold and securities
purchased under agreements to resell	6,480	3,802
Deposits with banks	454	786
Total interest and dividend income	154,300	141,854

INTEREST EXPENSE
Time deposits of $100,000 or more	31,868	31,152
Other deposits	17,235	17,987
Securities sold under agreements to repurchase	14,625	5,717
Advances from Federal Home Loan Bank	12,121	11,781
Long-term debt	2,849	1,976
Short-term borrowings	412	489
Total interest expense	79,110	69,102

Net interest income before provision for credit losses	75,190	72,752
Provision for credit losses	7,500	1,000
Net interest income after provision for credit losses	67,690	71,752

NON-INTEREST INCOME
Securities gains, net	-	191
Letters of credit commissions	1,440	1,292
Depository service fees	1,272	1,346
Other operating income	3,812	3,055
Total non-interest income	6,524	5,884

NON-INTEREST EXPENSE
Salaries and employee benefits	17,859	16,977
Occupancy expense	3,283	2,768
Computer and equipment expense	2,244	2,225
Professional services expense	2,385	1,728
FDIC and State assessments	291	259
Marketing expense	1,017	901
Other real estate owned (income) expense	(17)	244
Operations of affordable housing investments	825	944
Amortization of core deposit intangibles	1,752	1,765
Other operating expense	2,317	2,418
Total non-interest expense	31,956	30,229

Income before income tax expense	42,258	47,407
Income tax expense	14,959	17,441
Net income	27,299	29,966
Other comprehensive gain, net of tax	7,990	4,683
Total comprehensive income	$35,289	$34,649

Net income per common share:
Basic	$0.55	$0.58
Diluted	$0.55	$0.57

Cash dividends paid per common share	$0.105	$0.090
Basic average common shares outstanding	49,346,285	51,684,754
Diluted average common shares outstanding	49,531,531	52,295,229

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CATHAY GENERAL BANCORP
AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(Dollars in thousands)	March 31, 2008		March 31, 2007		December 31, 2007

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$6,804,599	6.92%	$5,787,959	8.00%	$6,574,603	7.48%
Taxable securities	2,250,823	5.09%	1,578,706	5.60%	2,115,571	5.49%
Tax-exempt securities (2)	69,668	8.94%	75,549	6.16%	51,098	6.41%
FHLB stock	65,753	4.61%	44,957	4.59%	55,637	4.70%
Federal funds sold and securities purchased
under agreements to resell	419,675	6.21%	217,662	7.08%	466,084	7.60%
Deposits with banks	24,885	7.34%	47,822	6.67%	60,316	7.90%
Total interest-earning assets	$9,635,403	6.46%	$7,752,655	7.44%	$9,323,309	7.01%

Interest-bearing liabilities
Interest-bearing demand deposits	$237,611	0.82%	$232,656	1.26%	$229,450	1.03%
Money market	701,552	2.20%	666,454	3.08%	755,556	2.97%
Savings deposits	330,504	0.54%	344,336	1.00%	335,504	0.77%
Time deposits	4,180,871	4.26%	3,654,859	4.72%	4,130,688	4.64%
Total interest-bearing deposits	$5,450,538	3.62%	$4,898,305	4.07%	$5,451,198	4.02%
Federal funds purchased	43,341	3.54%	25,244	5.33%	45,859	4.65%
Securities sold under agreements to repurchase	1,559,336	3.77%	616,418	3.76%	1,267,643	3.73%
Other borrowed funds	1,156,238	4.23%	923,273	5.24%	1,155,823	4.54%
Long-term debt	171,136	6.70%	105,156	7.62%	171,136	7.38%
Total interest-bearing liabilities	8,380,589	3.80%	6,568,396	4.27%	8,091,659	4.12%
Non-interest-bearing demand deposits	780,579		772,268		798,313
Total deposits and other borrowed funds	$9,161,168		$7,340,664		$8,889,972
Total average assets	$10,302,295		$8,389,776		$9,986,980
Total average stockholders’ equity	$998,917		$944,314		$965,805

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.